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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1. Name and Address of Reporting Person*

Biddle                               Willing                 L.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

53 Elwood Road
--------------------------------------------------------------------------------
                                    (Street)

South Salem                         NY                   10590
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

URSTADT BIDDLE PROPERTIES INC.: UBP
================================================================================
2. Issuer Name and Ticker or Trading Symbol


###-##-####
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)

August, 1998
================================================================================
4. Statement for Month/Year


================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ x ]   Director                             [   ]   10% Owner
   [ x ]   Officer (give title below)           [   ]   Other (specify below)

           Director, President & Chief
           Operating Officer
================================================================================
7. Individual or Joint/Group Filing (Check applicable line)

   [x] Form filed by one Reporting Person
   [ ] Form filed by more than one Reporting Person


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                            08/11/98     P                  600       A      $17.25
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                            08/12/98     P                  400       A      $17.25
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                            08/13/98     P                  500       A      $17.25    56,000       D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                              N/A       N/A                 None      --        --    450,000       I        By Trust(1)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock ("Class A Stock")  08/14/98    J(3)              56,000      A       (3)      56,000       D
------------------------------------------------------------------------------------------------------------------------------------
Class A Stock                           08/14/98    J(3)                                  (3)     450,000       I        By Trust(2)
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*   If the form is filed by more  than one  reporting  person,  see  Instruction
    4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

(1) Mr. Biddle disclaims beneficial ownership in the 450,000 shares which are held by a trust of which his wife, Catherine Urstadt Biddle, is a beneficiary but has no dispositive or voting control over the shares.

(2) Mr. Biddle disclaims beneficial ownership in the 450,000 shares of Class A Stock which are held by a trust of which his wife, Catherine Urstadt Biddle, is a beneficiary but has no dispositive or voting control over the shares.

(3) On June 16, 1998, the Board of Directors of Urstadt Biddle Properties Inc. (the "Company") declared a special stock dividend (the "Stock Dividend") on the Common Stock, consisting of one share of a newly created class of Class A Common Stock for each share of Common Stock outstanding as of the record date for the Stock Dividend (the "Record Date"). The Stock Dividend was paid on August 14, 1998 to holders of record of the Common Stock as of the close of business on the Record Date.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Option - granting
the right to buy             8/14/
Common Stock        6.852(5) 98(4)    J(4) V    3500                 11/08/05 Common Stock 3500    0       19,000(6)  D
------------------------------------------------------------------------------------------------------------------------------------
                                                 875        11/08/96
------------------------------------------------------------------------------------------------------------------------------------
                                                 875        11/08/97
------------------------------------------------------------------------------------------------------------------------------------
                                                 875        11/08/98
------------------------------------------------------------------------------------------------------------------------------------
                                                 875        11/08/99
------------------------------------------------------------------------------------------------------------------------------------
Option - granting
the right to buy              8/14/
Common Stock        7.661(5)  98(4)   J(4) V    6000                 06/12/06 Common Stock 6000    0       19,000(6)  D
------------------------------------------------------------------------------------------------------------------------------------
                                                1500        06/12/97
------------------------------------------------------------------------------------------------------------------------------------
                                                1500        06/12/98
------------------------------------------------------------------------------------------------------------------------------------
                                                1500        06/12/99
------------------------------------------------------------------------------------------------------------------------------------
                                                1500        06/12/00
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(4) In connection with the Stock Dividend, each of the reporting person's options to purchase shares of Common Stock (each, an "Existing Option") awarded prior to the Stock Dividend has been deemed to be an option (each, a "Combination Option") to purchase such number of shares of Common Stock and such number of shares of Class A Stock as may be equal to the number of shares of Common Stock issuable pursuant to the related Existing Option. The exercise price for the purchase of one share of Common Stock and/or one share of Class A Common Stock pursuant to each Combination Option has been set according to the proportional allocation of the exercise price for the purchase of one share of Common Stock pursuant to the related Existing Option, such proportional allocation having been determined according to the fair market values of the underlying shares of Common Stock (ex-Stock Dividend) and Class A Common Stock.

(5) The  strike  price  of  the  reported   option   reflects  the   appropriate
    adjustments, as described in Footnote 4, made to the strike price of the related Existing Option as set forth in a previously filed report.

(6) The reporting person beneficially owns at the end of the month a total of 19,000 derivative securities related to the Common Stock with seven different strike prices and expiration dates.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Option - granting
the right to buy              8/14/                                             Common
Common Stock        7.038(5)  98(4)   J(4) V     1250                 06/14/03  Stock     1250    0        19,000(6) D
------------------------------------------------------------------------------------------------------------------------------------
                                                  312        06/14/94
------------------------------------------------------------------------------------------------------------------------------------
                                                  313        06/14/95
------------------------------------------------------------------------------------------------------------------------------------
                                                  312        06/14/96
------------------------------------------------------------------------------------------------------------------------------------
                                                  313        06/14/97
------------------------------------------------------------------------------------------------------------------------------------
Option - granting
the right to buy              8/14/                                             Common
Common Stock        7.599(5)  98(4)   J(4) V     1250                 11/10/03  Stock     1250    0        19,000(6) D
------------------------------------------------------------------------------------------------------------------------------------
                                                  312        11/10/94
------------------------------------------------------------------------------------------------------------------------------------
                                                  313        11/10/95
------------------------------------------------------------------------------------------------------------------------------------
                                                  312        11/10/96
------------------------------------------------------------------------------------------------------------------------------------
                                                  313        11/10/97
------------------------------------------------------------------------------------------------------------------------------------
Option - granting
the right to buy              8/14/                                             Common
Common Stock        7.387(5)  98(4)   J(4) V     2000                 06/10/04  Stock     2000    0        19,000(6) D
------------------------------------------------------------------------------------------------------------------------------------
                                                  500        06/10/95
------------------------------------------------------------------------------------------------------------------------------------
                                                  500        06/10/96
------------------------------------------------------------------------------------------------------------------------------------
                                                  500        06/11/97
------------------------------------------------------------------------------------------------------------------------------------
                                                  500        06/11/98
------------------------------------------------------------------------------------------------------------------------------------
Option - granting
the right to buy              8/14/                                             Common
Common Stock        7.038(5)  98(4)   J(4) V     2000                 11/10/04  Stock     2000    0        19,000(6) D
------------------------------------------------------------------------------------------------------------------------------------
                                                  500        11/10/95
------------------------------------------------------------------------------------------------------------------------------------
                                                  500        11/10/96
------------------------------------------------------------------------------------------------------------------------------------
                                                  500        11/10/97
------------------------------------------------------------------------------------------------------------------------------------
                                                  500        11/10/98
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Option - granting
the right to buy              8/14/                                             Common
Common Stock        6.976(5)  98(4)   J(4) V      3000                 06/07/05 Stock      3000   0      19,000(6)   D
------------------------------------------------------------------------------------------------------------------------------------
                                                   750       06/07/96
------------------------------------------------------------------------------------------------------------------------------------
                                                   750       06/07/97
------------------------------------------------------------------------------------------------------------------------------------
                                                   750       06/07/98
------------------------------------------------------------------------------------------------------------------------------------
                                                   750       06/07/99
------------------------------------------------------------------------------------------------------------------------------------
Option - granting
the right to buy              8/14/                                             Class A
Class A Stock       6.898(5)  98(4)   J(4) V      3500                 11/08/05 Stock      3500   0    19,000(7)   D
------------------------------------------------------------------------------------------------------------------------------------
                                                   875       11/08/96
------------------------------------------------------------------------------------------------------------------------------------
                                                   875       11/08/97
------------------------------------------------------------------------------------------------------------------------------------
                                                   875       11/08/98
------------------------------------------------------------------------------------------------------------------------------------
                                                   875       11/08/99
------------------------------------------------------------------------------------------------------------------------------------
Option - granting
the right to buy              8/14/                                             Class A
Class A Stock       7.714(5)  98(4)   J(4) V      6000                 06/12/06 Stock      6000   0   19,000(7)   D
------------------------------------------------------------------------------------------------------------------------------------
                                                  1500       06/12/97
------------------------------------------------------------------------------------------------------------------------------------
                                                  1500       06/12/98
------------------------------------------------------------------------------------------------------------------------------------
                                                  1500       06/12/99
------------------------------------------------------------------------------------------------------------------------------------
                                                  1500       06/12/00
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(7) The reporting person beneficially owns at the end of the month a total of 19,000 derivative securities related to the Class A Stock with seven different strike prices and expiration dates.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Option - granting
the right to buy              8/14/                                             Class A
Class A Stock       7.087(5)  98(4)   J(4) V     1250                 06/14/03  Stock     1250    0        19,000(7) D
------------------------------------------------------------------------------------------------------------------------------------
                                                  312        06/14/94
------------------------------------------------------------------------------------------------------------------------------------
                                                  313        06/14/95
------------------------------------------------------------------------------------------------------------------------------------
                                                  312        06/14/96
------------------------------------------------------------------------------------------------------------------------------------
                                                  313        06/14/97
------------------------------------------------------------------------------------------------------------------------------------
Option - granting
the right to buy              8/14/                                             Class A
Class A Stock       7.651(5)  98(4)   J(4) V     1250                 11/10/03  Stock     1250    0        19,000(7) D
------------------------------------------------------------------------------------------------------------------------------------
                                                  312        11/10/94
------------------------------------------------------------------------------------------------------------------------------------
                                                  313        11/10/95
------------------------------------------------------------------------------------------------------------------------------------
                                                  312        11/10/96
------------------------------------------------------------------------------------------------------------------------------------
                                                  313        11/10/97
------------------------------------------------------------------------------------------------------------------------------------
Option - granting
the right to buy              8/14/                                             Class A
Class A Stock       7.438(5)  98(4)   J(4) V     2000                 06/10/04  Stock     2000    0        19,000(7) D
------------------------------------------------------------------------------------------------------------------------------------
                                                  500        06/10/95
------------------------------------------------------------------------------------------------------------------------------------
                                                  500        06/10/96
------------------------------------------------------------------------------------------------------------------------------------
                                                  500        06/11/97
------------------------------------------------------------------------------------------------------------------------------------
                                                  500        06/11/98
------------------------------------------------------------------------------------------------------------------------------------
Option - granting
the right to buy              8/14/                                             Class A
Class A Stock       7.087(5)  98(4)   J(4) V     2000                 11/10/04  Stock     2000    0        19,000(7) D
------------------------------------------------------------------------------------------------------------------------------------
                                                  500        11/10/95
------------------------------------------------------------------------------------------------------------------------------------
                                                  500        11/10/96
------------------------------------------------------------------------------------------------------------------------------------
                                                  500        11/10/97
------------------------------------------------------------------------------------------------------------------------------------
                                                  500        11/10/98
------------------------------------------------------------------------------------------------------------------------------------
Option - granting
the right to buy              8/14/                                             Class A
Class A Stock       7.024(5)  98(4)   J(4) V     3000                 06/07/05  Stock     3000    0        19,000(7) D
------------------------------------------------------------------------------------------------------------------------------------
                                                  750        06/07/96
------------------------------------------------------------------------------------------------------------------------------------
                                                  750        06/07/97
------------------------------------------------------------------------------------------------------------------------------------
                                                  750        06/07/98
------------------------------------------------------------------------------------------------------------------------------------
                                                  750        06/07/99
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

/s/ Willing L. Biddle                                            09/10/98
---------------------------------------------          -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                  Page 5 of 5